January 31, 2019

Hewlett Packard Enterprise Company
3000 Hanover Street
Palo Alto, California 94304

Re:	An aggregate of 122,652 Shares of Common Stock of Hewlett Packard Enterprise Company offered pursuant to the BlueData Software Inc. 2012 Stock Incentive Plan

Dear Sir or Madam:

I have examined the proceedings taken and the instruments executed in connection with the reservation for issuance and authorization of the sale and issuance from time to time of not in excess of an aggregate of 122,652 shares (the “Shares”) of the Common Stock of Hewlett Packard Enterprise Company pursuant to the terms of the BlueData Software Inc. 2012 Stock Incentive Plan (the “Plan”). The Shares are the subject of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which is being filed with the Securities and Exchange Commission and to which this opinion is to be attached as an exhibit.
Upon the basis of such examination, I am of the opinion that the Shares, when issued and sold pursuant to the terms and conditions set forth in the Plan and against payment therefor, and when the Registration Statement has become effective under the Act, will be validly issued, fully paid and non-assessable.
You are further advised that I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Rishi Varma
Rishi Varma Senior Vice President, General Counsel
and Assistant Secretary